Exhibit 99.1

FINAL:  For Release

NEW YORK & COMPANY, INC. ANNOUNCES FIRST QUARTER BREAKEVEN RESULTS

New York, New York — May 17, 2012 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 541 retail stores, today announced results for the first quarter ended April 28, 2012.  For the first quarter of fiscal year 2012, net sales were $227.7 million, as compared to $239.4 million for the first quarter of fiscal year 2011.  Comparable store sales for the first quarter of fiscal year 2012 decreased 2.9%, as compared to an increase of 2.5% in the prior year first quarter.

Operating loss for the first quarter of fiscal year 2012 was $0.1 million, reflecting a significant improvement from the prior year’s first quarter operating loss of $3.6 million.

Net loss for the first quarter of fiscal year 2012 narrowed to $0.2 million, or breakeven on a per diluted share basis.  This compares to the prior year net loss of $3.7 million, or $0.06 per diluted share.

Gregory Scott, New York & Company’s CEO, stated:  “Our first quarter results marked a solid start to the year reflecting initial benefits from our 2012 strategic initiatives — our six keys to success.  These include:  Maximizing sales and profitability particularly during peak traffic times of the year; increasing our marketing efforts to grow traffic in stores and on-line; maintaining our dominance in wear-to-work, while redefining our casual assortment; improving our average unit cost; optimizing our real estate portfolio; and expanding our growing eCommerce and Outlet businesses.  Progress made on each of these fronts contributed to an improved gross margin and operating performance versus the prior year.  During the quarter we continued to see positive momentum in our wear-to-work assortments and were pleased with the trend in our casual assortments.  Across channels, our business was led by strength in eCommerce and Outlets.  While our inventory levels may constrain top-line growth in the second quarter, we remain confident in our strategies and our ability to continue our progress this year.”

During the quarter, the Company accomplished the following:

•                                  The Company’s eCommerce business produced strong results with sales increasing 22.6% from the year-ago period.

•                                  Outlets continue to be a successful growth vehicle for the Company.  During the quarter the Company opened nine Outlet stores.

•                                  Gross profit as a percentage of net sales improved by 240 basis points versus the prior year, driven by improvements in product costs and leverage in buying and occupancy costs through continued expense reductions.

•                                  Total quarter-end inventory declined by 13.5%, as compared to the end of last year’s first quarter.  Inventory per average store at the end of the first quarter decreased 11.6%, as compared to the end of last year’s first quarter.

•                                  The Company ended the quarter with $29.5 million of cash-on-hand and no outstanding borrowings under its revolving credit facility.

•                                  The Company opened 10 new stores, including nine Outlet stores, remodeled four existing stores and closed one store, ending with 541 stores, including 35 Outlet stores, and 2.9 million selling square feet in operation.

Outlook

Regarding expectations for the second quarter of fiscal year 2012, the Company provided the following:

•                  Comparable store sales for the second quarter of fiscal year 2012 are expected to be down slightly, and the Company expects to have five fewer stores in operation compared to the second quarter of fiscal year 2011.

•                  Gross margin is expected to increase between 300 and 400 basis points from the prior year’s rate primarily driven by improved product costs resulting in merchandise margin increases.

•                  Selling, general and administrative expenses as a percentage of net sales are expected to increase approximately 200 basis points versus the prior year’s second quarter reflecting investments in marketing, increases in variable based compensation, and incremental spending necessary to support the Company’s growing eCommerce and Outlet businesses.

•                  The Company expects the effective tax rate for the second quarter of fiscal year 2012 to be approximately 0%.  As previously announced, the Company continues to provide for adjustments to the deferred tax valuation allowance initially recorded in the second quarter of fiscal year 2010, offsetting any future tax provisions or benefits resulting in an approximately 0% effective tax rate.

•                  The Company expects inventory at the end of the second quarter of fiscal year 2012 to be up by a low single-digit percentage versus the prior year.  Inventory per average store is expected to be down throughout the second quarter but is expected to increase toward the end of the quarter to ensure the Company is in an appropriate inventory position entering the Fall season.

•                  Capital expenditures are expected to be approximately $6.0 million for the second quarter of fiscal year 2012, as compared to $3.7 million in the second quarter last year.  Depreciation expense for the second quarter of fiscal year 2012 is estimated at $9.0 million.

•                  During the second quarter of fiscal year 2012, the Company expects to open six new Outlet stores, remodel five existing locations, and close nine stores, ending the second quarter of fiscal year 2012 with 538 stores, including 41 Outlet stores.

•                  The Company does not anticipate the need to borrow under its revolving credit facility during the second quarter of fiscal year 2012.

Conference Call Information

A conference call to discuss the first quarter of fiscal year 2012 results is scheduled for today Thursday, May 17, 2012 at 4:30 pm Eastern Time.  Investors and analysts interested in participating in the call are invited to dial 888-437-9274, referencing conference ID number 5596912, approximately ten minutes prior to the start of the call.  The conference call will also be web-cast live at www.nyandcompany.com.  A replay of this call will be available until midnight on May 24, 2012 and can be accessed by dialing (877) 870-5176 and entering conference ID number 5596912.

About New York & Company

New York & Company, Inc. is a leading specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing perfectly fitting pants and NY Style that is feminine, polished, on-trend and versatile—all at an amazing value. The Company’s proprietary branded New York & Company® merchandise is sold exclusively through its national network of retail stores and eCommerce store at www.nyandcompany.com. The Company currently operates 541 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

New York & Company, Inc.

Suzanne Rosenberg

Director, Investor Relations

212-884-2140

Investor/Media Contact:

ICR, Inc.

203-682-8200

Investor: Allison Malkin

Forward Looking Statements: This press release contains certain forward looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict”, and similar expressions and include references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (ii) changes in the cost of raw materials, distribution services or labor; (iii) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) the Company’s ability to open and operate stores successfully; (v) seasonal fluctuations in the Company’s business; (vi) the Company’s ability to anticipate and respond to fashion trends; (vii) the Company’s dependence on mall traffic for its sales; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

New York & Company, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended April 28, 2012	% of net sales	Three months ended April 30, 2011	% of net sales
Net sales	$227,736	100.0%	$239,354	100.0%

Cost of goods sold, buying and occupancy costs	163,186	71.7%	177,364	74.1%

Gross profit	64,550	28.3%	61,990	25.9%

Selling, general and administrative expenses	64,626	28.3%	65,589	27.4%

Operating loss	(76)	0.0%	(3,599)	(1.5)%

Interest expense, net of interest income	90	0.0%	130	0.1%

Loss before income taxes	(166)	0.0%	(3,729)	(1.6)%

Provision (benefit) for income taxes	45	0.1%	(51)	(0.1)%

Net loss	$(211)	(0.1)%	$(3,678)	(1.5)%

Basic loss per share	$(0.00)		$(0.06)

Diluted loss per share	$(0.00)		$(0.06)

Weighted average shares outstanding:
Basic shares of common stock	61,302		60,021
Diluted shares of common stock	61,302		60,021

Selected operating data:
(Dollars in thousands, except square foot data)
Comparable store sales (decrease) increase	(2.9)%		2.5%
Net sales per average selling square foot (a)	$79		$79
Net sales per average store (b)	$424		$432
Average selling square footage per store (c)	5,329		5,449

(a)          Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)         Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)          Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)	April 28, 2012	January 28, 2012	April 30, 2011
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$29,481	$50,787	$35,072
Accounts receivable	11,228	7,269	12,182
Income taxes receivable	475	477	957
Inventories, net	97,413	81,328	112,672
Prepaid expenses	21,398	21,057	20,989
Other current assets	1,091	968	2,279
Total current assets	161,086	161,886	184,151

Property and equipment, net	112,408	115,280	136,903
Intangible assets	14,879	14,879	14,879
Deferred income taxes	4,361	4,361	3,362
Other assets	929	950	645
Total assets	$293,663	$297,356	$339,940
Liabilities and stockholders’ equity
Current liabilities:
Current portion — long-term debt	$—	$—	$6,000
Accounts payable	69,924	72,297	70,038
Accrued expenses	53,514	55,146	57,465
Income taxes payable	3,043	3,064	105
Deferred income taxes	4,361	4,361	3,362
Total current liabilities	130,842	134,868	136,970

Deferred rent	56,748	57,127	64,010
Other liabilities	4,959	5,256	5,871
Total liabilities	192,549	197,251	206,851

Total stockholders’ equity	101,114	100,105	133,089
Total liabilities and stockholders’ equity	$293,663	$297,356	$339,940

Exhibit (3)

New York & Company, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)	Three months ended April 28, 2012	Three months ended April 30, 2011

Operating activities
Net loss	$(211)	$(3,678)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,735	9,894
Amortization of deferred financing costs	30	54
Share-based compensation expense	1,108	816
Changes in operating assets and liabilities:
Accounts receivable	(3,959)	(2,426)
Income taxes receivable	2	(430)
Inventories, net	(16,085)	(30,610)
Prepaid expenses	(341)	(282)
Accounts payable	(2,373)	(3,573)
Accrued expenses	(1,632)	(6,772)
Income taxes payable	(21)	(155)
Deferred rent	(379)	(2,852)
Other assets and liabilities	(382)	(729)
Net cash used in operating activities	(15,508)	(40,743)

Investing activities
Capital expenditures	(5,863)	(2,226)
Net cash used in investing activities	(5,863)	(2,226)

Financing activities
Repayment of debt	—	(1,500)
Proceeds from exercise of stock options	65	2,149
Net cash provided by financing activities	65	649

Net decrease in cash and cash equivalents	(21,306)	(42,320)

Cash and cash equivalents at beginning of period	50,787	77,392
Cash and cash equivalents at end of period	$29,481	$35,072